Exhibit 99.2

Cyngn Announces Closing of $20.0 Million Follow On Offering Priced At-the-Market

MENLO PARK, Calif., December 23, 2024 /PRNewswire/ -- Cyngn Inc. (the “Company” or “Cyngn”) (Nasdaq: CYN), a developer of AI-powered autonomous driving software solutions for industrial applications, today announced the closing of a follow on offering, priced at the market, with gross proceeds to the Company of approximately $20.0 million, before deducting placement agent fees and other estimated offering expenses payable by the Company.

The offering consists of 12,422,360 Common Units (or Pre-Funded Units), each consisting of one (1) share of Common Stock or one (1) Pre-Funded Warrant to purchase one (1) share of Common Stock, one (1) Series A Common Warrant to purchase one (1) share of Common Stock per warrant, and one (1) Series B Common Warrant to purchase one (1) share of Common Stock per warrant. The public offering price per Common Unit is $1.61 (or $1.6099 for each Pre-Funded Unit, which is equal to the public offering price per Common Unit to be sold in the offering minus an exercise price of $0.0001 per Pre-Funded Warrant). The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until exercised in full. For each Pre-Funded Unit sold in the offering, the number of Common Units in the offering will be decreased on a one-for-one basis. The initial exercise price of each Series A Common Warrant is $2.0125 per share of Common Stock. The Series A Common Warrants are exercisable upon stockholder approval and expire 60 months thereafter. The initial exercise price of each Series B Common Warrant is $2.0125 per share of Common Stock or pursuant to an alternative cashless exercise option. The Series B Common Warrants are exercisable upon stockholder approval and expire 30 months thereafter.

The transaction closed on December 23, 2024. The Company will use the net proceeds from the offering, together with its existing cash, for general corporate purposes and working capital.

Aegis Capital Corp. acted as Exclusive Placement Agent for the offering. Sichenzia Ross Ference Carmel LLP acted as counsel to the Company. Kaufman & Canoles, P.C. acted as counsel to Aegis Capital Corp.

A registration statement on Form S-1 (No. 333-283514) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 27, 2024 was declared effective by the SEC on December 19, 2024. The offering was made only by means of a prospectus. A final prospectus describing the terms of the proposed offering has been filed with the SEC and is available on the SEC’s website located at www.sec.gov. Electronic copies of the final prospectus may be obtained, when available, by contacting Aegis Capital Corp., Attention: Syndicate Department, 1345 Avenue of the Americas, 27th floor, New York, NY 10105, by email at syndicate@aegiscap.com, or by telephone at +1 (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the prospectus, which provides more information about the Company and such offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyngn

Cyngn develops and deploys scalable, differentiated autonomous vehicle technology for industrial organizations. Cyngn’s self-driving solutions allow existing workforces to increase productivity and efficiency. The Company addresses significant challenges facing industrial organizations today, such as labor shortages, costly safety incidents, and increased consumer demand for eCommerce.

Cyngn’s DriveMod Kit can be installed on new industrial vehicles at end of line or via retrofit, empowering customers to seamlessly adopt self-driving technology into their operations without high upfront costs or the need to completely replace existing vehicle investments.

Cyngn’s flagship product, its Enterprise Autonomy Suite, includes DriveMod (autonomous vehicle system), Cyngn Insight (customer-facing suite of AV fleet management, teleoperation, and analytics tools), and Cyngn Evolve (internal toolkit that enables Cyngn to leverage data from the field for artificial intelligence, simulation, and modeling).

Forward-Looking Statements

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Should one or more of these risks or uncertainties materialize, or the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, performance, or achievements. Except as required by applicable law, including the security laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Investor Contact:

Don Alvarez, CFO

investors@cyngn.com
Media Contact:

Luke Renner, Head of Marketing

media@cyngn.com